Exhibit 99.2

Q1-08 Earnings Call

Jane Todd Introduction

Thank you, Eric.

Good afternoon. I would like to welcome everyone to SMTC’s first quarter earnings call. Joining me today is John Caldwell, SMTC’s President and Chief Executive Officer.

Before turning the meeting over to John Caldwell, let me read The Standard Safe Harbour message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent fillings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John Caldwell.

John Caldwell

Thanks Jane and good afternoon everyone.

By way of the agenda for today’s call, I will make some high level remarks on the quarter; Jane will then take you through our quarterly results in more detail and then I will wrap up with comments on our outlook for the second quarter and full year.

We released our first quarter results a few minutes ago. For those who have seen the release, you will note that we reported another profitable quarter albeit on lower revenue.

We experienced somewhat lighter than expected revenue in the first quarter although we did plan for seasonality with several customers and expected softness in certain end markets including semi-conductor capital and construction related equipment. However, order levels from certain larger customers came in less than expected due to several factors including end market softness and product life cycle fluctuations. Additionally, we had several orders deferred until the second quarter. Accordingly, we had a healthy order backlog as we entered April. As we stated in our press release, we preserved share of wallet with all major customers and began to ramp production for several newer customers.

Q1-08 Earnings Call

While it was a challenging period in terms of revenue, our focus on bottom line and debt reduction continued through the quarter resulting in reasonably strong margins, after-tax profit of approximately $400,000 and EBITDA of $2.6 million. Net debt was reduced to under $20 million despite increased inventory levels. Strategically and operationally it was a great quarter. We were highly successful in commissioning our new Asian facility with excellent customer qualification builds. We are ramping to significant revenue levels in this facility in Q2 as production is shifting to China from our Mexico operation. At the same time, our new Enclosures Systems operations in Mexico also started initial production. This site is expected to ramp production by the third quarter.

I will provide some color on our short-term outlook a little later. I will say that we expect much stronger revenue and earnings in the second quarter that should bring our first half results in line with our plan.

With these initial comments, let me now turn this over to Jane for her comments on the quarter.

Jane Todd

Thanks John.

Q1 is traditionally a weaker quarter for both SMTC and the industry; as such, Q1 revenues were expectantly lower than both Q4 and the same quarter last year. However, having said that, our results came in somewhat lower than our internal revenue target, the result of the effect of weaker end market conditions for two of our long standing customers, slower than planned ramp to production for two newer customers, delayed orders and unexpected deferred revenue due to a bill and hold transaction. I can report that revenue for the month of April is among the best in the past several years as a result of solid Q2 backlog and the impact of Q1 demand moving to April. Despite weaker revenues, we remained profitable and generated cash, our fifth consecutive quarter of cash generation. With prudent capital spending, this cash was largely deployed to reduce our debt to the lowest level since 1998. I will now comment more fully on our results including a quarterly comparison to Q4 and the first quarter last year.

For the first quarter of 2008, the Company reported revenue of $55.1 million compared with revenue of $69.5 million in the first quarter of 2007. As expected, revenue decreased from Q1 of last year and Q4 of 2007 when the Company recorded $66.8 million in revenue, a typically stronger quarter. Q1 of

Q1-08 Earnings Call

last year was a very strong first quarter, as one of our larger customers had a record first quarter. The lower revenues in Q1 over the same quarter last year was mainly due to a $4 million reduction from two longstanding customers experiencing end market softness in construction and semi-conductor equipment, a roughly $3 million reduction from one of our larger customers with a record first quarter of 2007, a reduction of $2 million from a longstanding customer experiencing fluctuations due to product life cycle and, finally, a newer customer with some quarter to quarter fluctuations, the result of inventory corrections. Of these shortfalls, none can be attributed to any loss of share of wallet. In fact we believe that our relationships with our customers are very solid and our pipeline of new customer opportunities remains strong.

Revenue distribution for the first quarter remained relatively stable compared with last year with the industrial segment at 67%, communications at 13% and computing and networking at 20%. The Company continues to have a well diversified customer base that we believe reduces variations for the Company during economic turbulence. Our top ten customers accounted for 84% of the quarter’s total revenue, essentially unchanged compared with last year at this time and last quarter.

Gross margin for the quarter was $4.4 million or 8.0% compared with $6.5 million or 9.4% for Q1 2007 and $6.4 million or 9.5% last quarter. Clearly, margins were negatively impacted by lower revenue, partially offset by certain recoveries of previously expensed items and a reduction in excess and obsolete inventory.

In the quarter, selling, general and administrative costs were $3.2 million compared with $3.6 million for the same period last year, a reduction of $400 thousand. SG&A costs last quarter were $4.2 million. The improvement in SG&A from last year largely is the result of cost containment measures, improved accounts receivable collections allowing for a reduction in allowances and a reduction in variable compensation.

Let me now turn to earnings. Net income in Q1 was $421 thousand or $0.03 per share compared with $2.8 million or $0.19 per share a year ago, which included a $1.8 million tax recovery and related interest. At the revenue level recognized in the first quarter of 2008 we normally would have realized a loss, however due to the focus on profitability we were able to record a modest net income. In addition to general cost containment measures, through improved inventory positions and better accounts receivable collections we could prudently reduce certain provisions and allowances. The Company also realized several recoveries of previously expensed items including a final dividend from our closed Ireland operation.

Q1-08 Earnings Call

Interest expense decreased significantly from $1.7 million a year ago to $913 thousand due to reduced debt levels and lower interest rates.

On an EBITDA basis, we generated $2.6 million compared with $4.2 million in Q1 2007 and $3.4 million in Q4 for the reasons discussed earlier. On a percentage basis, Q1 EBITDA was 4.7% of revenue, still among the highest in our industry.

Now let me comment on cash and debt reduction; a continued area of focus for the Company. We have generated cash consistently in each of the past 5 quarters, totaling over $25 million. The Company generated $1.7 million in cash from operating activities, including generating $1.8 million before working capital, using $100 thousand in working capital and $243 thousand invested in capital. Net bank debt was reduced to $19.5 million, the lowest level since 1998. Capital investments were managed carefully in the quarter given our revenue level; with spending largely related to our recent strategic expansions. We operated at approximately 65% capacity overall for the quarter based on 2 to 2.5 shifts.

Let me now turn to working capital.

We will start with inventory that appears at first blush to be well off target with an increase of $8.0 million over Q4 to $38.9 million. However, average inventory for the quarter was $12 million lower than the level set a year ago and unchanged from Q4 despite a higher balance at quarter end. The higher quarter end balance was the result of two factors. First, we built inventory on behalf of a customer to allow us to transition production to China. Second, certain shipments were deferred until April resulting in higher work in process and finished goods at quarter end. We are confident that we will continue to see a reduction in our average inventory levels as well as a reduction in Q2 ending inventory.

Accounts receivable was $34.2 million or 56 days compared to $38.7 million or 53 days at the end of the year. The increase in days is driven by the high proportion of shipments in the last month of the quarter. In fact, collection activity has driven the percent past due to new lows and allowed us to reduce our allowance for doubtful accounts as previously reserved receivables were collected.

Accounts payable was $40.4 million or 70 days compared to $37.2 million or 56 days in the fourth quarter of 2007, an improvement of $2.8 million largely supporting increased inventory.

Q1-08 Earnings Call

To summarize, we maintained profitability and generated cash despite weaker Q1 demand.

Let me now turn the call back over to John Caldwell.

John Caldwell

Thank you Jane.

Let me now discuss with you our outlook for the second quarter and the full 2008 year. As we stated in our press release, we expect to achieve considerably improved results in the second quarter driven by stronger order intake and fulfilling orders that slipped from the first quarter. Normally April is a slower month, however as Jane stated, we had an excellent month particularly in our Markham and Chihuahua facilities.

We believe that despite a challenging economy, in 2008 we are positioned to improve year over year earnings, grow revenue and continue to reduce debt through positive cash generation. Our growth will come from a combination of newer customers and higher revenue from certain long-standing customers. As we stated last quarter, with the usual caveats, we expect the last half of the year to be stronger as newer customers ramp to production combined with traditional positive seasonality with several other customers.

To summarize, we recognize that Q1 was a challenging quarter but we are confident in our company’s prospects for the remainder of the year. There are several reasons for our optimism. Most of our customers’ businesses are strong. Our first quarter seasonality is behind us. We have important low cost capability in China and Mexico coming on stream. Our new customer order pipeline is robust. Our newer customers are clearly ramping production over the next three quarters. And finally, our balance sheet has never been stronger.

With these comments, operator we will now open the lines for questions.

Thank you.